Household Finance Corporation
Household Consumer Loan Corporation
Household Consumer Loan Trust 1996-1		Total 2001 Payments
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Original Principal Class A	638,400,000.00
Number of Class A Bonds (000's)	638,400.00
Original Principal Class B	136,244,640.00
Number of Class B Bond (000's)	136,244.64
Original Principal Certificates	25,455,360.00
Number of Certificate Bond (000's)	25,455.36

Class A Principal Distribution		39,349,738.97
Class A Interest Distribution		4,912,575.47

Class B Principal Distribution		26,495,809.06
Class B Interest Distribution		3,575,678.54

Certificates Principal Distribution		2,649,580.91
Certificates Interest Distribution		385,754.51